Exhibit 10.2

INTELLIGENT SYSTEMS CORPORATION

AMENDED DIRECTOR'S
INDEMNIFICATION AGREEMENT

THIS AGREEMENT is made as of May 24, 2012 between Intelligent Systems Corporation (the "Corporation"), a Georgia corporation, and Cherie M. Fuzzell ("Director").

Recitals: Director has been elected as a member of the Board of Directors of the Corporation and in such capacity is expected to perform a valuable service to the Corporation. Article 8 of the Corporation's Bylaws (the "Bylaws") provides for indemnification of directors pursuant to Sections 14-2-850 through 14-2-859 of the Georgia Business Corporation Code, as amended (the "State Statute"). The Bylaws and State Statute specifically contemplate that contracts may be entered into between the Corporation and members of its Board of Directors with  respect to indemnification of such directors.  Accordingly, in accordance with  the authorization provided by the State Statute and  Bylaws, the Corporation may from time to time purchase and  maintain directors and  officers liability insurance ("D &0 Insurance"), covering certain liabilities that may be incurred by its directors and officers in the performance of their duties to the Corporation. However the terms, availability, and economic feasibility of D & O Insurance present questions concerning the adequacy and reliability of the protection afforded to directors thereby.  Therefore, in order  to provide to Director  assurances with  respect to the protection provided against liabilities that [he] [she] may incur  or may have incurred in the performance of [his] [her] duties  to the Corporation or its predecessor, and  to thereby induce Director to serve or to continue to serve  as a member of the Corporation's Board of Directors, the Corporation has determined and  agreed to enter  into this contract  with  Director.

NOW, THEREFORE, in consideration of Director’s continued service as a Director from and after the date hereof, the parties hereto agree as follows:

1.           Maintenance of Insurance.

(a)       Subject only to the provisions of Section 1(b) hereof, the Corporation hereby agrees  that, so long as Director shall continue to serve as a director of the Corporation (or shall continue at the request of the Corporation to serve as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise), and  thereafter so long as Director shall be subject  to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Director  was a director of the Corporation (or served in any of said  other capacities), the Corporation will purchase and  maintain in effect for the benefit of Director  one or more valid,  binding and  enforceable policy or policies of D & O Insurance providing coverage on terms  and  conditions that are commercially reasonable and available from  time to time.

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(b)           The Corporation shall not be required to maintain said policy or policies of D & O Insurance in effect if said insurance is not reasonably available or if, in the reasonable business judgment of the Board of Directors, either (i) the premium cost for such insurance is substantially disproportionate to the amount of coverage, or (ii) the coverage provided by such insurance is so limited by exclusions that there is insufficient benefit from such insurance.

2.           Board-Authorized Indemnification. The Corporation hereby agrees to hold harmless and indemnify Director to the full extent that the State Statute, or any amendment thereof or other statutory provision adopted after the date hereof, authorizes such indemnification by action of the Board of Directors without shareholder approval. Such indemnification, and  the conditions and  limitations thereon set forth  in the State Statute shall not in any respect limit, condition or otherwise restrict the indemnification set forth in Section 3 hereof.

3.           Shareholder-Authorized Indemnification. Subject only to the exclusions set forth  in Section 4 hereof, and in addition to the indemnity specified in Section 2 hereof (but without duplication of payments with  respect  to indemnified amounts), the Corporation hereby further agrees  to hold harmless and indemnify Director against any and  all expenses (including attorneys' fees), judgments, fines and amounts paid  in settlement actually  and reasonably incurred by Director in connection with  any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (including an action  by or in the right of the Corporation) to which  Director is, was or at any time becomes  a party, or is threatened to be made a party,  by reason  of the fact that  Director is, was or at any time becomes a director, officer, partner, trustee, employee or agent of the Corporation, or of (a) Intelligent Systems  Master, L.P. or any of their current, former or future affiliates, or (b) another corporation, partnership, joint venture, trust, employee benefit  plan or other enterprise, at the Corporation's request.

4.   Limitations on Shareholder-Authorized Indemnity. No indemnity pursuant to Section 3 hereof shall be paid by the Corporation:

(a)           With respect to any proceeding in which Director is adjudged, by final judgment not subject to further appeal liable to the Corporation or is subjected to injunctive relief in favor of the Corporation:

(i)     for any appropriation, in violation of his duties, of any business opportunity of the Corporation;

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(ii)    for acts or omissions which involve  intentional misconduct or a knowing violation of law;

(iii)   for the types of liabilities set forth in Section 14-2-832 of the Georgia Business Corporation Code; or

(iv)   for any transaction from which  Director  received an improper personal benefit;

(b)           With respect  to any suit in which  final judgment is rendered against Director for an accounting of profits, made from the purchase or sale by Director of securities of the Corporation, pursuant to the provisions of Section 16(b) of the Securities and Exchange  Act of 1934, as amended, or similar provisions of any federal state or local statutory law, or on account of any payment by Director  to the Corporation in respect  of any claim for such an accounting; or

(c)            If a final decision by a Court having jurisdiction in the matter shall determine that such indemnification is not lawful.

5.           Contribution. If the indemnification provided in Sections 2 and  3 is unavailable and  may not be paid  to Director for any reason  other  than  those set forth in paragraph (b) of Section 4, then in respect of any threatened, pending or completed action, suit or proceeding in which  the Corporation is jointly liable with Director (or would be if joined in such action, suit or proceeding), the Corporation shall contribute to the amount of expenses, judgments, fines and settlements paid or payable by Director  in such proportion as is appropriate to reflect (i) the relative benefits  received by the Corporation on the one hand  and  Director  on the other hand from  the transaction from which such action, suit or proceeding arose, and (ii) the relative fault  of the Corporation on the one hand  and  of Director  on the other in connection with  the events  which  resulted in such expenses, judgments, fines or settlement amounts, as well as any other  relevant equitable considerations. The relative fault of the Corporation on the one hand  and of Director  on the other  shall be determined by reference  to, among other  things,  the parties' relative intent, knowledge, access to information and opportunity to correct or prevent the circumstances resulting in such expenses, judgments, fines or settlement amounts. The Corporation agrees that it would not be just and equitable if contribution pursuant to this Section 5 were determined by pro rata allocation or any other method of allocation that does not take account of the foregoing equitable considerations.

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6.           Continuation of Obligations. All agreements and obligations of the Corporation contained herein shall continue during the period Director is a director, officer, employee or agent of the Corporation (or is serving at the request of the Corporation as a director, officer, employee or agent  of another corporation, partnership, joint venture, trust or other enterprise), and shall continue thereafter for so long as Director  shall be subject to any possible claim or threatened, pending or completed action, suit or proceeding, whether civil, criminal or investigative, by reason of the fact that Director was a director of the Corporation or of  INTS Management Company, the managing general partner of Intelligent Systems Master, L.P., the Company's predecessor, or serving in any other  capacity referred to herein.

7.           Notification and Defense of Claim. Promptly after receipt by Director of notice of the commencement of any action, suit or proceeding, Director will, if a claim in respect thereof is to be made against the Corporation under this Agreement (other than under Section 2 hereof), notify the Corporation of the commencement thereof, but the omission so to notify the Corporation will not relieve it from any liability which it may have to Director otherwise than under this Agreement. With respect to any such action, suit or proceeding as to which Director so notifies the Corporation:

(a)           The Corporation will be entitled to participate therein at its own expense; and

(b)           Subject to Section 8 hereof, and if Director shall have provided his written affirmation of his good faith belief that his conduct did  not constitute behavior of the kind  described in paragraph 4(a) hereof, the Corporation may assume the defense thereof.

  After notice from the Corporation to Director of its election so to assume such defense, the Corporation will not be liable to Director under this Agreement for any legal or other expenses subsequently incurred by Director in connection with the defense thereof, other than reasonable costs of investigation or as otherwise provided below.   Director shall have the right to employ his separate counsel in such action, suit or proceeding, but the fees and expenses of such counsel incurred after notice from  the Corporation of its assumption of the defense thereof  shall  be at the expense of Director  unless  (i) the employment of counsel  by Director  has been authorized by the Corporation, (ii) counsel  designated by Corporation to conduct such defense shall not be reasonably satisfactory to Director, or (iii) the Corporation shall  not in fact have employed counsel  to assume the defense of such action, in each of which  cases the fees and expenses  of such counsel  shall  be at the expense of the Corporation. For the purposes of clause (ii) above, Director shall be entitled to determine that counsel designated by the Corporation is not reasonably satisfactory if, among other reasons, Director shall have been advised by qualified counsel that, because of actual or potential conflicts of interest in the matter between Director, other officers or directors similarly indemnified by the Corporation, and/ or the Corporation, representation of Director by counsel designated by the Corporation is likely to materially and adversely affect Director's  interest or would not be permissible under applicable canons  of legal ethics.

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  The Corporation shall not be liable to indemnify Director under this Agreement for any amounts paid in settlement of any action or claim effected without its written consent.   The Corporation shall not settle any action or claim in any manner which would impose any penalty or limitation on Director without Director's written consent.   Neither the Corporation nor Director will unreasonably withhold their consent to any proposed settlement.

8.           Advancement and Repayment of Expenses. Upon  request therefore accompanied by reasonably itemized evidence of expenses incurred, and  by Director's written affirmation of his good faith belief that his conduct met the standard applicable to Board-authorized indemnification pursuant to Section 2 hereof, or did  not constitute behavior  of the kind described in paragraph 4(a) hereto the Corporation shall advance to Director the reasonable expenses (including attorneys' fees and costs of investigation) incurred by him in defending any civil or criminal suit, action or proceeding as to which  Director  is entitled (assuming an applicable standard of conduct is met) to indemnification pursuant to this Agreement.  Director agrees to reimburse the Corporation for all reasonable expenses paid by the Corporation, whether pursuant to this Section or Section 7 hereof, in defending any action, suit or proceeding against Director in the event and to the extent that it shall ultimately be determined that Director is not entitled to be indemnified by the Corporation for such expenses under either Section 2 or Section 3 of this Agreement.

9.           Enforcement.

(a)           The Corporation expressly confirms and agrees that it has entered into this Agreement and assumed the obligations imposed on it hereby in order to induce Director to serve or continue to serve as a director of the Corporation, and acknowledges that Director will in the future be relying upon this Agreement in continuing to serve in such capacity.

(b)           In the event  Director is required to bring any action to enforce  rights or to collect moneys  due under  this Agreement and is successful in such action, the Corporation shall reimburse Director for all of Director's reasonable fees and expenses  in bringing and pursuing such action.

10.         Separability. Each of the provisions of this Agreement is a separate and distinct agreement and independent of the others, so that if any provision hereof shall be held  to be invalid or unenforceable in whole or in part for any reason, such invalidity or unenforceability shall not affect the validity or enforceability of the other  provisions hereof.

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11.         Governing Law; Successors; Amendment and Termination.

(a)           This Agreement shall be interpreted and enforced in accordance with the laws of the State of Georgia.

(b)           This Agreement shall be binding upon Director and the Corporation, its successors and assigns, and shall inure to the benefit of Director, his heirs, personal representatives and assigns and to the benefit of the Corporation, its successors and assigns.

(c)           No amendment, modification, termination or cancellation of this Agreement shall be effective unless in writing signed by both parties hereto.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

Intelligent Systems Corporation

/s/Cherie Fuzzell	By:	/s/ Bonnie Herron

Director	Title:	CFO / VP

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